Exhibit 99.1

Gartner Announces Intention to Offer $500 Million in Senior Notes

STAMFORD, Conn. – June 18, 2020- Gartner, Inc. (NYSE:IT) (“Gartner,” “we” or “our”) announced today that it has commenced an unregistered offering of $500 million in aggregate principal amount of Senior Notes due 2028 (the “Notes”). Gartner intends to use the net proceeds from the offering of the Notes, together with cash on hand, to (i) repay a portion of the outstanding borrowings under the term loan A facility, (ii) repay all outstanding borrowings under the existing revolving credit facility, each under Gartner’s senior secured credit facility, and (iii) pay related fees and expenses. There can be no assurance that the proposed offering of the Notes will be completed.

The Notes will be sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these Notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward Looking Statements

Statements contained in this press release regarding the proposed offering, the potential use of proceeds and all other statements in this release other than recitation of historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different, and are currently, or in the future could be, amplified by the COVID-19 pandemic. Such factors include, but are not limited to, the following: market conditions affecting the proposed offering, changes in plans or timing relating to the proposed offering, uncertainty of the magnitude, duration, geographic reach and impact on the global economy of the COVID-19 pandemic; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the adequacy or effectiveness or steps we take to respond to the crisis, including cost reduction or other mitigation programs; cybersecurity incidents; general economic conditions; changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates and the effect on the credit markets and access to capital; risks associated with the creditworthiness, budget cuts, and shutdown of governments and agencies; changes to laws and regulations; and other factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which can be found on the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Investors:

David Cohen

GVP, Investor Relations, Gartner

+1 203.316.6631

Kathleen Persaud

Director, Investor Relations, Gartner

+1 203.316.1672

investor.relations@gartner.com

Source: Gartner, Inc.

Gartner-IR